Exhibit 99.1

Marinus Appoints Scott Braunstein, MD to its Board of Directors

RADNOR, PA, September 5, 2018 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today announced the appointment of Dr. Scott Braunstein to its Board of Directors.

“We are excited to have Dr. Braunstein join our Board,” commented Christopher M. Cashman, chief executive officer of Marinus Pharmaceuticals. “Dr. Braunstein is well-known in the healthcare industry for his successful track record as an investor and for providing strategic and organizational expertise in various operational roles. Drawing on his knowledge of Wall Street and strategic guidance, Scott will provide fresh insights as Marinus advances its late-stage portfolio of programs.”

Dr. Braunstein brings over 20 years of knowledge and experience from diverse biotechnology and pharmaceutical industry vantage points. Dr. Braunstein is currently an operating partner at Aisling Capital. He most recently served as chief operating officer at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. Prior to Pacira, Scott served as a healthcare portfolio manager at Everpoint Asset Management and spent 12 years with J.P. Morgan Asset Management as a healthcare analyst and managing director in the U.S. Equity team, and as a portfolio manager in the Global Healthcare team responsible for managing investments in pharmaceuticals, biotechnology, and medical devices. Dr. Braunstein is currently on the board of directors at Esperion Therapeutics and serves as chairman at ArTara Therapeutics. Scott began his career as a practicing physician at the Summit Medical Group and as assistant clinical professor at Albert Einstein College of Medicine and Columbia University Medical Center.  He earned his medical degree from the Albert Einstein College of Medicine.

“I am happy to join the Marinus Board at a time when the Company is making great strides in the clinical development of ganaxolone for postpartum depression and CDKL5 deficiency disorder,” commented Dr. Braunstein. “I look forward to working with other Board members and management as we continue to advance ganaxolone into late-stage clinical trials.”

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid)

intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal study in children with CDKL5 deficiency disorder, a rare form of epilepsy, and is currently conducting studies in patients with postpartum depression and refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, the attainment of clinical trial results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com